Invesco Hong Kong Limited

CODE OF ETHICS

February 2014

Invesco Hong Kong Limited

CODE OF ETHICS

I. Introduction

Invesco Hong Kong Limited (“IHKL”) has a fiduciary relationship with respect to each portfolio under management. The interests of Clients and of the shareholders of investment company take precedence over the personal interests of IHKL’s Covered Persons (defined below). Capitalized terms used herein and not otherwise defined are defined at the end of this document.

This Code of Ethics (“the Code”) applies to IHKL’s affiliated broker-dealers, all IHKL Affiliated Mutual Funds and all Covered Persons. Covered Persons include:

•	any director, officer, full or part time, temporary or permanent Employee of IHKL or

•	any full or part time Employee of any IHKL’s affiliates that, in connection with his or her regular functions or duties, makes, participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securities or who is involved in making or obtains information concerning investment recommendations with respect to such purchase or sales of Covered Securities; or who has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by IHKL.

•	any other persons falling within the definitions of Access Person or Advisory Person under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) or Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and such other persons that may be deemed to be Covered Persons by Compliance.

•	any other persons that may be so deemed by the Head of Compliance, Greater China.

II. Statement of Fiduciary Principles

The following fiduciary principles govern Covered Persons.

•	the interests of Clients and shareholders of the investment company must be placed first at all times and Covered Persons must not take inappropriate advantage of their positions; and

•	all personal securities transactions must be conducted consistent with this Code and in a manner to avoid any abuse of an individual’s position of trust and responsibility.

•

This Code is our effort to address conflicts of interest that may arise in the ordinary course of our business and does not attempt to identify all possible conflicts of interest or to ensure literal compliance with each of its specific provisions. This Code does not necessarily shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients and shareholders of the investment company.

III. Compliance with Laws, Rules and Regulations; Reporting of Violations

All Covered Persons are required to comply with applicable securities laws, rules and regulations and this Code. Covered Persons shall promptly report any violations of laws or regulations or any provision of this Code of which they become aware to IHKL’s Head of Compliance, Greater China or his/her designee. Additional methods of reporting potential violations or compliance issues are described in Section V of this Code under “Reporting of Potential Compliance Issues.”

IV. Limits on Personal Investing

A. Personal Investing

1. Pre-clearance of Personal Security Transactions. All Covered Persons must pre-clear with Compliance using the automated review system all personal security transactions involving Covered Securities for which they have a Beneficial Interest. A Covered Person may be considered to have Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e., a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements.

Additionally, all Covered Persons must pre-clear personal securities transactions involving securities over which they have discretion. For example, if a Covered Person is directing the transactions for a friend or family member (regardless of whether they share the same household) all transactions in Covered Securities must be pre-cleared.

Covered Securities include but are not limited to all investments that can be traded by IHKL for its Clients, including stocks, bonds, municipal bonds, Affiliated Mutual Funds, exchange-traded funds (ETFs) and any of their derivatives such as options. Although Affiliated Mutual Funds are considered Covered Securities, those that are held under Local Pension Schemes do not need to be pre-cleared through the automated review system.

All transactions in Invesco Ltd. securities, including Invesco Ltd. stock must be pre-cleared. Please refer to section IV.B for additional guidelines on Invesco Ltd. securities. Any transaction in a previous employer’s company stock that is obtained through an employee benefit plan or company stock fund held in an external retirement plan requires pre-clearance.

Affiliated Mutual Funds MUST be pre-cleared through the automated review system.

Covered Securities do not include shares of money market funds, local and U.S. government securities, certificates of deposit, or interests in open-ended collective investment schemes (including mutual funds and/or unit trusts) not advised or sub-

advised by any entity within the Invesco group. (Please refer to the “Definitions” section of this Code for more information on the term, Covered Security.)

If you are unclear about whether a proposed transaction involves a Covered Security, please contact Compliance prior to executing the transaction via email at: CodeofEthicsGreaterChina@invesco.com or by phone at 1112633 from your Invesco office phone.

Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only, except that if approval is granted after the close of the trading day such approval is good through the next trading day. If a Covered Person does not execute the proposed securities transaction prior to closing of the market immediately following the approval, the Covered Person must resubmit the request on another day for approval.

Compliance will consider the following factors, among others, in determining whether or not pre-clearance approval will be provided. Please note that you must obtain pre-clearance even if you believe your transactions request satisfies the criteria below. The automated review system will review personal trade requests from Covered Persons based on the following considerations:

Blackout Period. IHKL does not permit Covered Persons to trade in a Covered Security if there is conflicting activity in an Invesco Client account.

•	Non-Investment Personnel.

•	may not buy or sell a Covered Security within two trading days before or after a Client trades in that security.

•	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.

•	Investment Personnel.

•	may not buy or sell a Covered Security within three trading days before or after a Client trades in that security.

•	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.

De Minimis Exemptions. Compliance will apply the following de minimis exemptions in granting pre-clearance when a Client has recently traded or is trading in a security involved in a Covered Person’s proposed personal securities transaction:

•	Equity de minimis exemptions.

•	If a Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30-day period provided the issuer of such security is included in the Hang Seng Index, Straits Times Index STI (FSSTI), or Korea Composite Stock Price Index (KOSPI).

•	For any other security, if a Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30 day period provided that there is no conflicting client activity in that security during the blackout period or on the trading desk that exceeds 500 shares per trading day.

•	Fixed income de minimis exemption. If a Covered Person does not have knowledge of trading activity in a particular fixed income security he or she may execute up to HKD 800,000 of par value of such security in a rolling 30-day period.

For all Covered Persons, transactions, including transfers by gift, in Invesco Ltd. securities are subject to pre-clearance regardless of the size of the transaction, and are subject to “black-out” periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received.

The automated review system will confirm that there is no activity currently on the trading desk on the security involved in the proposed personal securities transaction and will verify that there have been no Client transactions for the requested security within the last two trading days for all Covered Persons except Investment Personnel for whom the black-out period is the last three trading days. For Investments, Portfolio Administration and IT personnel, Compliance will also check the trading activity of affiliates with respect to which such personnel have access to transactional information to verify that there have been no Client transactions in the requested security during the blackout period. Compliance will notify the Covered Person of the approval or denial of the proposed personal securities transaction. The approval of a personal securities transaction request is only valid for that business day. If a Covered Person does not execute the proposed securities transaction on the business day the approval is granted, the Covered Person must resubmit the request on another day for approval.

Any failure to pre-clear transactions is a violation of the Code and will be subject to the following potential sanctions:

•	A Letter of Education will be provided to any Covered Person whose failure to pre-clear is considered immaterial or inadvertent.

•	Deliberate failures to pre-clear transactions, as well as repeat and/or material violations, may result in in-person training, probation, withdrawal of personal trading privileges or employment termination, depending on the nature and severity of the violations.

2. Prohibition of Short-Term Trading Profits. Covered Persons are prohibited from engaging in the purchase and sale, or short sale and cover of the same Covered Security within 60 calendar days at a profit. If a Covered Person trades a Covered Security within the 60 day time frame, any profit from the trade will be disgorged to a charity of IHKL’s choice and a letter of education may be issued to the Covered Person.

3. Initial Public Offerings. Covered Persons are prohibited from acquiring any security in an equity Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by Compliance and approved by the Head of Compliance, Greater China or Head of Legal, Greater China (or designee) and the Chief Investment Officer, Asia ex-Japan (or designee) of the Covered Person’s business unit.

4. Prohibition of Short Sales by Investment Personnel. Investment Personnel are prohibited from effecting short sales of Covered Securities in their personal accounts if a Client of IHKL for whose account they have investment management responsibility has a long position in those Covered Securities.

5. Restricted List Securities. Employees requesting pre-clearance to buy or sell a security on the Restricted List may be restricted from executing the trade because of potential conflicts of interest.

6. Other Criteria Considered in Pre-clearance. In spite of adhering to the requirements specified throughout this section, Compliance, in keeping with the general principles and objectives of the Code, may refuse to grant pre-clearance of a Personal Securities Transaction in its sole discretion without being required to specify any reason for the refusal.

7. Brokerage Accounts.

a. Covered Persons may only maintain brokerage accounts with:

•	full service broker-dealers.

b. Requirement to move accounts that do not meet Compliance requirement: Every person who becomes a Covered Person under this Code must move all of their brokerage accounts that do not comply with the above provision of the Code within 30 calendar days from the date the Covered Person becomes subject to this Code.

8. Reporting Requirements.

a. Initial Holdings Reports. Within 10 calendar days of becoming a Covered Person, each Covered Person must complete an Initial Holdings Report by inputting into the automated pre-clearance system, Star Compliance, the following information (the information must be current within 45 calendar days of the date the person becomes a Covered Person):

•	A list of all security holdings, including the name, number of shares (for equities) and the principal amount (for debt securities) in which the person has direct or indirect Beneficial Interest. A Covered Person may have Beneficial Interest in securities held by members of their immediate family sharing the same household (i.e., a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements.

•	The security identifier (ISIN, SEDOL, symbol, etc.);

•	The name of any broker-dealer or bank with which the person maintains an account in which any securities are held for the direct or indirect benefit of the person; and

•	The date that the report is submitted by the Covered Person

b. Quarterly Transactions Reports. All Covered Persons must report, no later than 30 calendar days after the end of each calendar quarter, the following information for all transactions in a Covered Security in which a Covered Person has a direct or indirect Beneficial Interest:

•	The date of all transactions in that quarter, the security name, the number of shares (for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;

•	The security identifier (ISIN, SEDOL, symbol, etc.);

•	The nature of the transaction (buy, sell, etc.);

•	The price of the Covered Security at which the transaction was executed;

•	The name of the broker-dealer or bank executing the transaction; and

•	The date that the report is submitted to Compliance.

All Covered Persons must submit a Quarterly Transaction Report regardless of whether they executed transactions during the quarter or not. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the Report must include a representation to that effect. Covered Persons need not include transactions made through an Automatic Investment Plan/Dividend Reinvestment Plan, any Local Pension Schemes or accounts held directly with Invesco in the quarterly transaction report.

Additionally, Covered Persons must report information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person. The report shall include:

•	The date the account was established;

•	The name of the broker-dealer or bank; and

•	The date that the report is submitted to Compliance.

Compliance may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.

c. Annual Holdings Reports. All Covered Persons must, no later than 30 calendar days after the end of calendar year subject to any extension to be granted by Head of Compliance, Greater China having regard to the relevant circumstantial factors, report the following information, which must be current within 45 calendar days of the date the report is submitted to Compliance:

•	The security and the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Interest;

•	The security identifier (ISIN, SEDOL, symbol, etc.);

•	The name of the broker-dealer or bank with or through which the security is held; and

•	The date that the report is submitted by the Covered Person to Compliance.

d. Discretionary Managed Accounts. In order to establish a Discretionary Managed Account, you must grant the manager complete investment discretion over your account. Pre-clearance is not required for trades in this account; however, you may not participate, directly or indirectly, in individual investment decisions or be aware of such decisions before transactions are executed. This restriction does not preclude you from establishing investment guidelines for the manager, such as indicating industries in which you desire to invest, the types of securities you want to purchase or your overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that you are actually directing account investments. Covered Persons must receive approval from Compliance to establish and maintain such an account and must provide written evidence that complete investment discretion over the account has been turned over to a professional money manager or other third party. Covered Persons are not required to pre-clear or list transactions for such managed accounts in the automated review system; however, Covered Persons with these types of accounts must provide an annual certification that they do not exercise direct or indirect Control over the managed accounts.

e. Certification of Compliance. All Covered Persons must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. The IHKL Greater China Management Committee (“GCMAC”) will review and approve the Code annually. If material changes are made to the Code during the year, these changes will also be reviewed and approved by the GCMAC. All Covered Persons must certify within 30 calendar days of the effective date of the amended code that they have read and understand the Code and recognize that they are subject to the Code.

9. Private Securities Transactions. Covered Persons may not engage in a Private Securities Transaction without first (a) giving Compliance a detailed written notification describing the transaction and (b) indicating whether or not they will receive compensation and obtaining prior written permission from Compliance. Investment Personnel who have been approved to acquire securities of an issuer in a Private Securities Transaction must disclose that investment to Compliance and the Chief Investment Officer, Asia ex-Japan when they are involved in a Client’s subsequent consideration of an investment in the same issuer. The Investment Personnel’s decision to purchase such securities on behalf of Client account must be independently reviewed by Regional Head of Investments, Asia Pacific or Chief Investment Officer, Asia ex-Japan with no personal interest in that issuer.

10. Limited Investment Opportunity (e.g. private placements, hedge funds, etc.). Covered Persons may not engage in a Limited Investment Opportunity without first (a) giving Compliance a detailed written notification describing the transaction and (b) obtaining prior written permission from Compliance.

11. Excessive Short-Term Trading in Funds. Employees are prohibited from excessive short term trading of any collective investment schemes (including mutual funds and/or unit trusts) advised or sub-advised by any entity within the Invesco Group and are subject to various limitations on the number of transactions as indicated in the respective prospectus and other fund disclosure documents.

B. Invesco Ltd. Securities

1. No Employee may effect short sales of Invesco Ltd. securities.

2. No Employee may engage in transactions in publicly traded options, such as puts, calls and other derivative securities relating to the Invesco Ltd’s securities, on an exchange or any other organized market.

3. For all Covered Persons, transactions, including transfers by gift, in Invesco Ltd. securities are subject to pre-clearance regardless of the size of the transaction, and are subject to “black-out” periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received.

4. Holdings of Invesco Ltd. securities in Covered Persons accounts are subject to the reporting requirements specified in Section IVA.8 of this Code.

C. Limitations on Other Personal Activities

1. Outside Business Activities. You may not engage in any outside business activity, regardless of whether or not you receive compensation, without prior approval from Compliance. Absent prior written approval of Compliance, Employees may not serve as directors, officers, or employees of unaffiliated public or private companies, whether for profit or non-profit. If the outside business activity is approved, the Employee must recuse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this recusal requirement shall not apply with respect to certain IHKL’s Employees, who may serve on corporate boards as a result of, or in connection with, Client investments made in those companies. Employees must always comply with all applicable Invesco Ltd. policies and procedures, including those prohibiting the use of material non-public information in Client or employee personal securities transactions.

2. Gifts and Entertainment Policy. Employees may not give or accept Gifts or Entertainment that may be considered excessive either in dollar value or frequency to avoid the appearance of any potential conflict of interest. The Invesco Ltd. Gifts and Entertainment Policy includes specific conditions under which employees may accept or give gifts or entertainment. Where there are conflicts between a minimal standard established by a policy of Invesco Ltd. and the standards established by a policy of IHKL, including this Code, the latter shall control.

Under no circumstances may an Employee give or accept cash or any possible cash equivalent from a broker or vendor.

An Employee may not provide or receive any Gift or Entertainment that is conditioned upon IHKL, its parents or affiliates doing business with the other entity or person involved.

•	Entertainment. Provided that the Employee and Business Associate both attend an event, an employee may accept from a single business partner, or provide to a single person of a Business Partner for Entertainment of value up to HKD 9,300 in a calendar year. Under no circumstances, the value of the entertainment should exceed HKD 3,100 per individual per event. Prior approval from Compliance is not necessary. However, post approval from Compliance is required.

•	Employees must report Entertainment with Compliance within thirty (30) calendar days after the receipt or giving by submitting a Gift & Entertainment

Report within the automated review system. The requirement to report Entertainment includes dinners or any other event with a Business Partner of IHKL in attendance.

Employees may not reimburse Business Partners for the cost of tickets that would be considered excessive or for travel related expenses without approval of Compliance.

Examples of Entertainment that may be considered excessive in value include Super Bowls, All-Star games, Kentucky Derby, hunting trips, ski trips, etc. An occasional sporting event, golf outing or concert when accompanied by the Business Partner may not be excessive.

Gifts. Under no circumstances, should the value of gift given or received exceed HKD 1,600 per individual annually. In other words, each individual employee may (a) give gifts up to HKD 1,600 in value to each individual Business Associate in a calendar year and (b) receive gifts up to HKD 1,600 in value from a Business Associate in a calendar year. If the value of the gift received is not able to be determined, professional judgment should be used to determine the value of the gift. Should the value exceed HKD 1,600, it should be returned to the donor, and passed to the Human Resources or donates to the charity. Prior approval from Compliance is not necessary. However, post approval from Compliance is required. If the gift is not giving to any particular person, the gift shall be passed to Human Resources Department and distributed to the staff on a raffle basis. The gift limit is applied to each individual office.

Reporting Requirements for Gifts and Entertainment:

•	Reporting of Gifts and Entertainment given to an Invesco Employee by a Client or Business Partner. All Gifts and Entertainment received by an Employee must be reported through the automated review system within 30 calendar days after the receipt of the Gift or the attendance of the Entertainment event.

•	Reporting of Gifts and Entertainment given by an Invesco Employee to a Client or Business Partner. All Gifts and Entertainment given by an Employee must be reported through the automated review system within 30 calendar days after the day of event. An Employee should contact their manager or Compliance if they are not sure how to report gifts or entertainment they intend to give or have given to a Client or Business Partner.

Approval from Compliance is required before gifts and entertainment expenses will be reimbursed by Finance. Review will be performed on a regular basis to test reimbursements for compliance approval.

D. Parallel Investing Permitted

Subject to the provisions of this Code, Employees may invest in or own the same securities as those acquired or sold by IHKL for its Clients.

V. Reporting of Potential Compliance Issues

IHKL has created several channels for Employees to raise compliance issues and concerns on a confidential basis. An Employee should first discuss a compliance issue with their supervisor, department head or with IHKL’s Head of Legal, Greater China, Head of Compliance, Greater China or Internal Audit. Human Resources matters should be directed to the Human Resources Department, an additional anonymous vehicle for reporting such concerns.

In the event that an Employee does not feel comfortable discussing compliance issues through normal channels, the Employee may anonymously report suspected violations of law or Invesco policy, including this Code, by calling the toll-free Invesco Compliance Reporting Hotline, which is available to employees of multiple operating units of Invesco Ltd. Use the following link to identify a toll-free number for your country:

https://secure.ethicspoint.com/domain/media/en/gui/32493/phone.html

Employees may also report their concerns by visiting the Invesco Compliance Reporting Hotline website at: www.invesco.ethicspoint.com. To ensure your confidentiality, the phone line and website are provided by an independent company and available 24 hours a day, 7 days a week. More information on the Compliance Reporting Hotline is available on the intranet at:

http://intranet/Pages/complianceline.aspx?tabID=1

All submissions to the Compliance Reporting Hotline will be reviewed and handled in a prompt, fair and discreet manner. Employees are encouraged to report these questionable practices so that Invesco has an opportunity to address and resolve these issues before they become more significant regulatory or legal issues.

VI. Administration of the Code of Ethics

IHKL has used reasonable diligence to institute procedures reasonably necessary to prevent violations of this Code.

Upon discovering a material violation of the Code, Compliance will notify the Head of Compliance, Greater China. The Head of Compliance, Greater China will notify the GCMAC of any material violations at the next regularly scheduled meeting.

No less frequently than annually, IHKL will furnish to the GCMAC or such committee as it may designate, a written report that:

•	describes significant issues arising under the Code since the last report to the GCMAC, including information about material violations of the Code and sanctions imposed in response to material violations; and

•	certifies that IHKL has adopted procedures reasonably designed to prevent Covered Persons from violating the Code.

VII. Sanctions

Compliance will issue a letter of education to the Covered Persons involved in violations of the Code that are determined to be inadvertent or immaterial.

IHKL may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits (or the differential between the purchase or sale price of the Personal Security Transaction and the subsequent purchase or sale price by a relevant Client during the enumerated period), a letter of censure or suspension, or termination of employment.

VIII. Exceptions to the Code

Head of Compliance, Greater China (or designee) may grant an exception to any provision in this Code.

IX. Definitions

•	“Affiliated Mutual Funds” generally includes all collective investment schemes (including mutual funds and/or unit trusts) advised or sub-advised by IHKL.

•	“Automatic Investment Plan” means a program in which regular purchases or sales are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

•	“Beneficial Interest” has the same meaning as Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (“the ’34 Act”). To have a beneficial interest, Covered Persons must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Thus a Covered Person may have Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e. a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements.

•	“Client” means any account for which IHKL is either the adviser or sub-adviser including Affiliated Mutual Funds.

•	“Control” means, in general, the power to exercise a controlling influence, and has the same meaning as under Section 2(a)(9) of the Investment Company Act.

•	“Covered Person” means and includes:

•	any director, officer, full or part time, temporary or permanent Employee of IHKL or

•	any full or part time Employee of any IHKL’s affiliates that, in connection with his or her regular functions or duties, makes, participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securities or who is involved in making or obtains information concerning investment recommendations with respect to such purchase or sales of Covered Securities ; or who has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by IHKL.

•	any other persons falling within the definition of Access Person under Rule 17j-1 of the Investment Company Act of 1940 , as amended (the “Investment Company Act”)or Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and such other persons that may be so deemed by Compliance.

•	for any other persons that may be so deemed by the Head of Compliance, Greater China.

•	“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing except that it does not include the following (Please note : exchange traded funds (ETFs) are considered Covered Securities).

•	Direct obligations of the Government of the United States or its agencies or the country in which the employee is a resident;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Any interests in open-ended collective investment schemes (including mutual fund and/or unit trusts) not advised or sub-advised by any entity within the Invesco

Group (All Affiliated Mutual Funds shall be considered Covered Securities regardless of whether they are advised or sub-advised by IHKL).

•	“Employee” means and includes:

•	Any full or part time, temporary or permanent Employee of IHKL or

•	any full or part time Employee of any IHKL’s affiliates that, in connection with his or her regular functions or duties, makes or participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securties or who is involved in making or obtains information concerning investment recommendations with respect to such purchase or sales of Covered Securities; or who has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by IHKL.

•	Any other persons falling within the definitions of Access Person or Advisory Person under Rule 17j-1 of the Investment Company Act or Rule 204A-1 under the Advisers Act and such other persons that may be deemed to be an Employee by Compliance.

•	For any other persons that may be so deemed by the Head of Compliance, Greater China.

•	“Gifts”, “Entertainment” and “Business Partner” have the same meaning as provided in the Invesco Ltd. Gifts and Entertainment Policy.

•	“Initial Public Offering” means a public offering where shares of stock in a company are sold to the general public, on a securities exchange, for the first time.

•	“Investment Personnel” means any full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any Invesco Advisers, Inc.’s affiliates who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Covered Securities by Clients or any natural person who Controls a Client or an investment adviser and who obtains information concerning recommendations made to the Client regarding the purchase or sale of securities by the Client as defined in Rule 17j-1.

•	“Local Pension Schemes” means any local mandatory provident fund schemes, registered or exempted occupational retirement schemes or statutory pension schemes (excluding any voluntary contributions to be made in addition to mandatory contributions).

•	“Non-Investment Personnel” means any Employee that does not meet the definition of Investment Personnel as listed above.

•	“Private Securities Transaction” means any securities transaction relating to offerings of securities which are not publicly traded. Employees may not purchase or acquire any privately-issued securities, other than in exceptional cases where such investment is part of a family-owned and operated business venture that would not be expected to involve an investment opportunity of interest to any Invesco client.

•	“Restricted List Securities” means the list of securities that are provided to Compliance Department by Invesco Ltd. or investment departments, which include those securities that are restricted from purchase or sale by Client or Employee accounts for various reasons (e.g., large concentrated ownership positions that may trigger reporting or other securities regulatory issues, or possession of material, non-public information, or existence of corporate transaction in the issuer involving an Invesco Ltd. unit).

X. Invesco Ltd. Policies and Procedures

All Employees are subject to the policies and procedures established by Invesco Ltd., including the Code of Conduct, Insider Trading Policy and Gifts and Entertainment Policy and must abide by all their requirements, provided that where there is a conflict between a minimal standard established by an Invesco Ltd. policy and the standards established by an IHKL policy, including this Code, the latter shall control.

XI. Code of Ethics Contact

Telephone Hotline: 1112633 from your Invesco office phone

E-Mail: CodeofEthicsGreaterChina@invesco.com